Empire Relations Group Inc. Consulting Agreement

THIS AGREEMENT, dated August 27, 2013 by and between Empire Relations Group Inc. ("Empire"), a corporation organized and existing under the laws of the State of New York, having its principal place of business at 68 South Service Rd., Suite 100, Melville, NY 11747 and Harmonic Energy, Inc. (“Harmonic” ), a corporation existing under the laws of the State of Nevada, having its principal place of business at 207 Regent Street, 3rd Floor, London, England W1B 3HH;

WITNESSETH:

WHEREAS, Empire Relations Group Inc. performs marketing and investor relations services for public and non-public companies;

WHEREAS, Harmonic Energy, Inc. is engaged in the development of a comprehensive solution for the disposition, recycling and manufacturing of tires;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Empire Relations Group Inc. and Harmonic Energy, Inc. hereby agree as follows:

1. Consulting Fee. For the term of this agreement, Empire shall be paid by Harmonic an upfront, non-refundable retainer fee of $30,000 (thirty thousand U.S. dollars) and 2,000,000 (2 million) non-assessable, fully paid for common shares of Harmonic Energy, Inc. The common shares shall be considered fully paid for as an up-front retainer payment upon the signing of this agreement. Harmonic shall make an additional payment of $22,500 on September 30, 2013 and one final payment of $22,500 on October 30, 2013.

2. Duties of Empire. Empire shall provide exposure for Harmonic (AUV) to the investment community through various communications methods by placing its corporate story and profile in front of brokers and investors. In addition, Empire shall perform the following services:

a. Production of a Corporate Profile.

b. An exclusive email regarding your company will be sent to our email database.

c. A broker awareness program. Empire shall use its best efforts to publicize the Harmonic story to the brokers within its domain through phone calls, email commut1ication and face-to-face meetings. Empire shall contact the brokers that have expressed an interest in the Harmonic story on a periodic basis to update these brokers on all available public information.

d. An investor awareness program. Empire shall use its best efforts to publicize the Harmonic story to investors within its domain. Empire will contact investors through the use of email, phone calls and face-to-face meetings.

e. Provide introductions to Wall Street investment banks for the purpose of raising capital if so requested by the management team of Harmonic. Empire will not act as a broker or investment banker. Empire will not facilitate the sale. Empire will not be involved in the negotiation or the terms of the financing. .Empire will simply provide the introduction.

3. Duties of Harmonic. Harmonic shall furnish upon request any and all publicly available documents of Harmonic including marketing, financial, promotional and other materials in such quantities that Empire may request from time to time.

4. Out of Pocket Expense. Harmonic shall reimburse Empire as to any extraordinary expenses that arc mutually agreed upon in advance in relation to, for example, special mailings, road show events, and/or any other extraordinary expense. No out-of-pocket expense shall be reimbursed unless it is pre-approved by Harmonic.

5. Term. The term of this agreement shall be consummated from the date hereof, and shall automatically terminate unless otherwise agreed upon in writing by both parties on December 20, 2013.

6. Termination. Without Cause, either party may terminate this Agreement by providing thirty (30) days written notice to the other party as recognized in this Agreement. In the event of a termination of this Agreement by Harmonic, all compensation paid to Empire up until the time of termination shall be paid, shall be considered fully earned, and be non-refundable.

7. Assumption of Agreement. Harmonic's and Empire's rights and obligations under this Agreement will inure to the benefit of and be binding upon all successors and assignees. Neither party shall assign its interest in this Agreement without the written consent of the other party, such consent not to be unreasonably withheld.

8. Legal Compliance. Each party to this agreement agrees to follow and be compliant with all State and Federal laws as a result of the duties and obligations assumed by this Agreement.

9. No Warranties or Guarantees. Empire has made absolutely no representations, warrantees or guarantees as a result of Empire's services.

10. Documents Approved Before Distribution. All documents created by Empire related to this agreement and all documents created by Empire for the purpose of marketing the Harmonic story to brokers and investors must be pre-approved in writing with the words "Approved for Distribution" by the agent of Harmonic that signs this agreement before Empire can use any documents it creates in its duties related to this agreement.

11. Indemnity. Each party indemnifies and holds harmless the other party, its employees, shareholders, officers, and directors, and each of them, from and against any loss, damage, claim, cost or expense of any kind that such parties may incur in connection with a breach by the indemnifying party of any obligation or agreement set forth in this Agreement.

12. Entire Agreement. This agreement contains the entire understanding between the two parties and supersedes all previous verbal and written agreements. There are no other agreements, representations or warranties not set forth in this agreement.

13. Legal Disputes. At the request of either party, any dispute relating to this agreement shall be submitted to a single arbitrator qualified by training and experience to adjudicate the matters in dispute in the State of New York in the City of New York in the United States of America, under the rules of the American Arbitration Association. The arbitrator shall not be allowed to award punitive damages. Each party shall bear his or its own costs in connection with any such arbitration.

In WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Name of Company:	Empire Relations Group, Inc.
Name and Title of Authorized Officer:	Kenneth Maccora, CEO
Signature:	/s/ Kenneth Maccora

Name of Company:	Harmonic Energy, Inc.
Name and Title of Authorized Officer:	Jamie Mann, CEO
Signature	/s/ Jamie Mann

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